Exhibit 99.1

Kimco Realty Corporation Announces First Quarter 2012 Results; Reports Strong Operating Metrics Lead by Increases in the Spread for New Leases and Renewals of 39.8 Percent and 4.2 Percent, Respectively

NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--May 2, 2012--Kimco Realty Corp. (NYSE: KIM) today reported results for the quarter ended March 31, 2012.

Highlights for the First Quarter:

  Generated positive U.S. cash-basis leasing spreads of 10.0 percent; new leases increased 39.8 percent and renewals/options increased 4.2 percent;
  Increased combined same-property net operating income (NOI) of 2.9 percent over the first quarter 2011 representing the eighth consecutive quarter with a positive increase; and
  Ended the quarter with gross occupancy in the combined and U.S. shopping center portfolios of 93.1 percent and 93.0 percent, respectively, representing increases of 30 and 50 basis points, respectively, over the same period in 2011;

Financial Results

Net income available to common shareholders for the first quarter of 2012 was $38.1 million, or $0.09 per diluted share, compared to $14.1 million, or $0.03 per diluted share, for the first quarter of 2011. Funds from operations (FFO), a widely accepted supplemental measure of REIT performance, were $126.2 million, or $0.31 per diluted share, for the first quarter 2012 compared to $122.0 million, or $0.30 per diluted share, for the same period in the prior year.

FFO as adjusted, which excludes the effects of non-operating impairments and transactional income and expenses, was $125.9 million, or $0.31 per diluted share, for the first quarter 2012 compared to $121.2 million, or $0.30 per diluted share, for the same quarter of the prior year.

The company calculates FFO for all periods presented in accordance with the NAREIT definition. A reconciliation of net income to FFO and FFO as adjusted are provided in the tables accompanying this press release.

Shopping Center Operating Results

First quarter 2012 shopping center portfolio operating results:

Combined Shopping Center Portfolio (includes U.S., Canada and Latin America)

  Gross occupancy was 93.1 percent, an increase of 30 basis points over the first quarter 2011;
  Pro-rata occupancy was 92.9 percent, an increase of 50 basis points over the first quarter 2011;
  Combined same-property net operating income (NOI) increased 2.9 percent over the first quarter 2011; and
  Total leases executed in the combined portfolio: 734 new leases, renewals and options totaling 3.8 million square feet of pro-rata gross leasable area (GLA).

U.S. Shopping Center Portfolio

  Gross occupancy was 93.0 percent, an increase of 50 basis points over the first quarter 2011;
  Pro-rata occupancy was 92.8 percent, an increase of 60 basis points over the first quarter 2011;
  U.S. same-property NOI (cash-basis, excluding lease termination fees and including charges for bad debts) increased 2.8 percent from the same period in 2011; and
  Pro-rata U.S. cash-basis leasing spreads increased 10.0 percent; new leases increased 39.8 percent, and renewals/options increased 4.2 percent.

First quarter leasing activity for the U.S. shopping center portfolio, on a pro-rata basis, includes 91 same-space new leases totaling 503,000 square feet, and 343 lease renewals/options for 2.9 million square feet representing increases in GLA of 52 percent and 66 percent, respectively, over the first quarter 2011. Additionally, the company signed 89 new leases totaling 185,000 square feet for spaces vacant for more than one year.

The increase on the spread for new leases of 39.8 percent included the effect of a new lease at the Richmond Shopping Center in Staten Island, N.Y. to a national retailer at 6.4 times the prior annual base rent. Excluding this lease, the increase in the spread on new leases in the U.S. shopping center portfolio is 9.2 percent for the first quarter and the highest level since the second quarter 2009.

Kimco’s shopping center portfolio includes 926 operating properties comprising 793 assets in the United States and Puerto Rico, 65 in Canada, 54 in Mexico and 14 in South America. The operating portfolio includes 8 former development properties in Latin America that are, on a gross basis, approximately 74 percent leased and are not currently included in the company’s occupancy. These properties will be included in occupancy the earlier of (i) reaching 90 percent leased or (ii) two years following the project’s inclusion in operating real estate. Additionally, the company has three development properties and one completed project pending stabilization.

The company’s shopping center portfolio includes its investment management business. During the first quarter, Kimco realized fee income of $9.4 million from its investment management business and other joint ventures. This includes $7.7 million in management fees and $1.7 million in other ongoing fees.

As of March 31, 2012, the company had a total of 281 properties in its investment management program with 24 institutional partners, and 165 properties in other joint ventures.

Investment Activity:

Acquisitions

During the first quarter 2012, the company acquired for its wholly-owned portfolio two shopping centers and one outparcel, comprising 165,000 square feet, for a total purchase price of approximately $18.6 million, including $4.2 million of mortgage debt.

In addition, Kimco acquired the remaining 85 percent interest in two grocery anchored shopping centers comprising 365,000 square feet from an existing institutional joint venture for a gross price of $75.5 million, including $54.9 million in mortgage debt.

During the quarter, the company purchased a 50 percent interest in an unencumbered grocery anchored shopping center, comprising 110,000 square feet, in Ottawa, Ontario for $16.5 million. Kimco also increased its ownership interest to 90 percent in an existing Canadian shopping center for $1.9 million.

Also during the quarter, the company acquired fee title to a series of parcels that are net leased to restaurants for $72.3 million.

Subsequent to quarter end, Kimco acquired the remaining 70 percent interest in a 680,000 square foot grocery anchored power center, located in Towson, MD from an existing institutional joint venture for a gross price of $127 million, including $57.6 million in mortgage debt.

Transfers:

The company converted a Canadian retail preferred equity investment into a traditional pari-passu joint venture and increased its ownership interest to 90 percent for $2.7 million.

Dispositions:

Kimco sold 13 consolidated non-strategic properties totaling nearly 1.2 million square feet for $95.9 million, including the repayment of $1.3 million of mortgage debt. These transactions bring Kimco’s total non-strategic shopping center sales to 53 properties totaling $289.3 million, including the repayment of $41.6 million of mortgage debt, since the company initiated this program in September 2010.

In addition, the company sold two joint-venture properties for $119.6 million, including the repayment of $82.5 million of mortgage debt.

Non-Retail Investments

During the first quarter of 2012, the company monetized several non-retail investments totaling $28 million including the sales of a joint venture hotel property, two separate urban properties, a preferred equity investment and investment securities. The company’s non-retail investment portfolio was $485 million and 4.2 percent of gross assets at March 31, 2012 compared to $790 million, or 6.9 percent of gross assets at March 31, 2011.

During the first quarter, Kimco recognized income of $11.4 million from its non-retail assets including $2.9 million of transactional income. The recurring non-retail income of $8.5 million was primarily attributable to $5.9 million from the InTown Suites joint venture and $1.1 million from non-retail preferred equity investments.

Dividend and Capital Structure

As separately announced, the company’s board of directors declared a quarterly cash dividend of $0.19 per common share, payable on July 16, 2012, to shareholders of record on July 5, 2012, representing an ex-dividend date of July 2, 2012.

In March, Kimco completed the offering of 16,000,000 depositary shares, each representing a 1/1000 fractional interest in a share of the company's 6.00% Class I Cumulative Redeemable Preferred Stock, $1.00 par value per share. These depositary shares, priced at $25.00, entitle holders to a 6.00% cumulative dividend or $1.50 per annum, are not convertible into common stock and are redeemable at par at the option of the company on and after March 20, 2017. Proceeds from this offering are for general corporate purposes including the partial repayment of outstanding borrowings under the company’s $1.75 billion unsecured revolving credit facility and the redemption of the company’s outstanding preferred shares when they become callable.

Subsequent to quarter end, Kimco closed on a new $400 million unsecured term loan that matures on April 17, 2014 with three additional one-year options to extend the maturity at the company’s discretion until April 17, 2017. Interest on this term loan accrues at an annualized rate of LIBOR plus 105 basis points. Proceeds from this loan are for general corporate purposes including the repayment of upcoming debt maturities.

At March 31, 2012, Kimco’s consolidated net debt to EBITDA as adjusted was 5.4x compared to 6.2x from the prior year. In addition, the company maintains access to approximately $2 billion of immediate liquidity.

2012 Guidance

The company remains committed to its core business objectives:

  Increasing shareholder value through the ownership, management and selective acquisition of neighborhood and community shopping centers;
  Continuing lease-up of its Latin America portfolio;
  Actively engaging in the disposition of its non-retail and non-strategic retail assets; and
  Strengthening its balance sheet with a long-term focus on reducing leverage levels and employing a conservative capital mix.

The company’s 2012 full year FFO as adjusted guidance range, which does not include any estimate for transactional activities or non-operating impairments, remains $1.22 - $1.26 per diluted share.

Estimated shopping center portfolio metrics remain as follows:

  Combined portfolio occupancy: +50 to +100 basis points
  Combined same-property NOI: +1.5 to +3.5 percent

Conference Call and Supplemental Materials

Kimco will hold its quarterly conference call on Thursday, May 3, 2012, at 9:00 a.m. EST. The call will include a review of the company’s first quarter performance as well as a discussion of the company’s strategy and expectations for the future.

To participate, dial 1-800-967-7184 (Passcode: 8892466). A replay will be available for 90 days by dialing 1-888-203-1112 (Passcode: 8892466). Access to the live call and replay will be available through the company's website at investors.kimcorealty.com.

About Kimco

Kimco Realty Corp. (NYSE: KIM) is a real estate investment trust (REIT) headquartered in New Hyde Park, N.Y. that owns and operates North America’s largest portfolio of neighborhood and community shopping centers. As of March 31, 2012, the company owned interests in 930 shopping centers comprising 136 million square feet of leasable space across 44 states, Puerto Rico, Canada, Mexico and South America. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for more than 50 years. For further information, please visit www.kimcorealty.com, the company’s blog at blog.kimcorealty.com, or follow Kimco on Twitter at www.twitter.com/kimcorealty.

Safe Harbor Statement

The statements in this news release state the company's and management's intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt, or other sources of financing or refinancing on favorable terms, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations, (vi) the level and volatility of interest rates and foreign currency exchange rates, (vii) the availability of suitable acquisition and disposition opportunities, (viii) valuation of joint venture investments, (ix) valuation of marketable securities and other investments, (x) increases in operating costs, (xi) changes in the dividend policy for our common stock, (xii) the reduction in our income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiii) impairment charges, and (xiv) unanticipated changes in our intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company's Securities and Exchange Commission filings, including but not limited to the company's Annual Report on Form 10-K for the year ended December 31, 2011. Copies of each filing may be obtained from the company or the Securities and Exchange Commission.

The company refers you to the documents filed by the company from time to time with the Securities and Exchange Commission, specifically the section titled "Risk Factors" in the company's Annual Report on Form 10-K for the year ended December 31, 2011, as may be updated or supplemented in the company’s Form 10-Q filings, which discuss these and other factors that could adversely affect the company's results.

Condensed Consolidated Statements of Income
(in thousands, except share information)
(unaudited)

	Three Months Ended
	March 31,
	2012		2011
Revenues
Revenues from rental properties	$221,931		$215,473
Management and other fee income	9,425		9,663

Total revenues	231,356		225,136

Operating expenses
Rent	3,269		3,295
Real estate taxes	29,756		29,661
Operating and maintenance	28,246		32,853
General and administrative expenses	34,431		29,746
Impairment of property carrying values	4,075		-
Depreciation and amortization	64,098		63,650
Total operating expenses	163,875		159,205

Operating income	67,481		65,931

Other income/(expense)
Mortgage financing income	2,007		1,829
Interest, dividends and other investment income	164		4,865
Other expense, net	(3,592)		(303)
Interest expense	(57,519)		(55,368)
Income from other real estate investments	727		165
Income from continuing operations before income taxes, equity in income of
joint ventures and equity in income from other real estate investments	9,268		17,119

Provision for income taxes, net	(3,433)		(4,209)
Equity in income of joint ventures, net	36,746		12,345
Equity in income of other real estate investments, net	11,027		5,504

Income from continuing operations	53,608		30,759

Discontinued operations
(Loss)/income from discontinued operating properties, net of tax	(792)		4,293
Impairment/loss on operating/development properties sold, net of tax	(5,647)		(3,193)
Gain on disposition of operating properties	11,979		163
Income from discontinued operations	5,540		1,263

Net income	59,148		32,022

Net income attributable to noncontrolling interests (2)	(5,510)		(3,059)

Net income attributable to the Company	53,638		28,963

Preferred dividends	(15,574)		(14,841)

Net income available to common shareholders	$38,064		$14,122
Per common share:
Income from continuing operations: (2)
Basic	$0.08		$0.03
Diluted	$0.08	(1)	$0.03	(1)
Net income: (3)
Basic	$0.09		$0.03
Diluted	$0.09	(1)	$0.03	(1)

Weighted average shares outstanding:
Basic	406,272		406,440
Diluted	407,279		407,361
(1)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on net income and therefore has not been included.
(2)	Includes the net income attributable to noncontrolling interests related to continued operations of ($3,286) and ($2,956) for the quarters ended March 31, 2012 and 2011, respectively.
(3)	Includes earnings attributable to unvested restricted shares of $338 and $171 for the quarters ended March 31, 2012 and 2011, respectively.

Condensed Consolidated Balance Sheets (in thousands, except share information) (unaudited)

	March 31,	December 31,
	2012	2011
Assets:
Operating real estate, net of accumulated depreciation
of $1,717,196 and $1,693,090, respectively	$7,021,874	$6,898,445
Investments and advances in real estate joint ventures	1,416,274	1,404,214
Real estate under development	130,103	179,722
Other real estate investments	337,684	344,131
Mortgages and other financing receivables	104,276	102,972
Cash and cash equivalents	242,300	112,882
Marketable securities	34,643	33,540
Accounts and notes receivable	136,244	149,807
Other assets	403,167	388,803
Total assets	$9,826,565	$9,614,516

Liabilities:
Notes payable	$2,813,459	$2,983,886
Mortgages payable	1,058,661	1,085,371
Construction loans payable	41,438	45,128
Dividends payable	92,887	92,159
Other liabilities	441,472	432,755
Total liabilities	4,447,917	4,639,299
Redeemable noncontrolling interests	95,074	95,074

Stockholders' equity:
Preferred stock, $1.00 par value, authorized 5,114,000 shares
Class F preferred stock, $1.00 par value, authorized 700,000 shares
issued and outstanding 700,000 shares	700	700
Aggregate liquidation preference $175,000
Class G preferred stock, $1.00 par value, authorized 184,000 shares
issued and outstanding 184,000 shares	184	184
Aggregate liquidation preference $460,000
Class H preferred stock, $1.00 par value, authorized 70,000 shares
issued and outstanding 70,000 shares	70	70
Aggregate liquidation preference $175,000
Class I preferred stock, $1.00 par value, authorized 16,000 shares
issued and outstanding 16,000 shares	16	-
Aggregate liquidation preference $400,000
Common stock, $.01 par value, authorized 750,000,000 shares
issued and outstanding 406,912,671 and 406,937,830 shares,
respectively	4,069	4,069
Paid-in capital	5,879,768	5,492,022
Cumulative distributions in excess of net income	(742,248)	(702,999)
	5,142,559	4,794,046
Accumulated other comprehensive income	(55,397)	(107,660)
Total stockholders' equity	5,087,162	4,686,386
Noncontrolling interests	196,412	193,757
Total equity	5,283,574	4,880,143
Total liabilities and equity	$9,826,565	$9,614,516

Reconciliation of Net Income Available to Common Shareholders to Funds From Operations - "FFO" (in thousands, except per share data) (unaudited)

	Three Months Ended
	March 31,
	2012		2011
Net income available to common shareholders	$38,064		$14,122
Gain on disposition of operating property, net of noncontrolling interests	(9,390)		(163)
Gain on disposition of joint venture operating properties	(10,424)		-
Depreciation and amortization - real estate related	63,664		65,604
Depr. and amort. - real estate JV's, net of noncontrolling interests	34,042		34,654
Remeasurement of derivative instrument	-		873
Impairments of operating properties, net of tax and noncontrolling interests	10,293		6,939
Funds from operations	126,249		122,029
Transactional income, net	(361)		(851)
Funds from operations as adjusted	$125,888		$121,178

Weighted average shares outstanding for FFO calculations:
Basic	406,272		406,440
Units	1,531		1,529
Dilutive effect of equity awards	2,378		920
Diluted	410,181	(1)	408,889	(1)

FFO Per common share - basic	$0.31		$0.30
FFO Per common share - diluted	$0.31	(1)	$0.30	(1)
FFO as adjusted per common share - diluted	$0.31	(1)	$0.30	(1)
* Prior period amounts have been adjusted to conform with current presentation.
(1) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on funds from operations and therefore has not been included. Funds from operations would be increased by $525 and $251 for the three months ended March 31, 2012 and 2011, respectively.

FFO is a widely accepted supplemental measure of REIT performance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). Given the company’s business as a real estate owner and operator, Kimco believes that FFO and FFO as adjusted is helpful to investors as a measure of its operating performance. NAREIT defines FFO as net income/(loss) attributable to common shareholders computed in accordance with generally accepted accounting principles, excluding (i) gains or losses from sales of operating real estate assets and (ii) extraordinary items, plus (iii) depreciation and amortization of operating properties and (iv) impairment of depreciable real estate and in substance real estate equity investments. Included in these items are also the company’s share of unconsolidated real estate joint ventures and partnerships. FFO as adjusted excludes the effects of non-operating impairments, transactional income and expenses.

Reconciliation of Projected Diluted Net Income Per Common Share
to Projected Diluted Funds From Operations Per Common Share
(unaudited)

	Projected Range
	Full Year 2012
	Low	High
Projected diluted net income available to common
shareholder per share	$0.33	$0.36

Projected depreciation & amortization	0.60	0.62

Projected depreciation & amortization real estate
joint ventures, net of noncontrolling interests	0.33	0.35

Gain on disposition of operating properties	(0.03)	(0.05)

Gain on disposition of joint venture operating properties,
net of noncontrolling interests	(0.04)	(0.05)

Impairments of operating properties, net of tax
and noncontrolling interests	0.03	0.03

Projected FFO per diluted common share	$1.22	$1.26

Transactional income, net	-	-

Non-operating impairments recognized, net of tax	-	-

Projected FFO as adjusted per diluted common share	$1.22	$1.26
Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

CONTACT:
Kimco Realty Corporation
David F. Bujnicki, 1-866-831-4297
Vice President, Investor Relations and Corporate Communications